SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 8-A/A
                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              SWIFT ENERGY COMPANY
 ...............................................................................

             (Exact name of registrant as specified in its charter)




          Texas                                       74-2073055
 ................................................................................

(State of incorporation or organization)   (I.R.S. Employer Identification No.)


16825 Northchase Drive, Suite 400, Houston, Texas                      77060
 ................................................................................

(Address of principal executive offices)                            (Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:



   Title of each class                          Name of each exchange on which
   to be so registered                          each class is to be registered
 ................................................................................

Preferred Share Purchase Rights                     New York Stock Exchange



If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to
which this form relates:          Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None.



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Item 1.           Description of Registrant's Securities to be Registered

     Swift Energy Company (the "Registrant") and American Stock Transfer & Trust Company (the "Rights Agent") have amended Sections 1(b) and 1(c)(ii) of the Rights Agreement, originally dated as of August 1, 1997 (the "Rights Agreement"), and executed the Rights Agreement (as Amended and Restated as of March 31, 1999) on April 16, 1999.

     Under the original Rights Agreement, the terms "Affiliate" and "Associate" are defined in the same way those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, (the "Exchange Act"), which includes as an Associate any entity of which a person beneficially owns 10% or more of a class of the entity's equity securities. The amendment modifies this Rule 12b-2 definition as it applies to any investment adviser to only apply when a person beneficially owns 20% or more of the equity securities of an entity. The text of the definition as modified is as follows:

                  (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement; provided, however, that the acquisition by or beneficial ownership of any person of less than 20% of the "Voting Securities" (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of any "Investment Adviser" (as defined under the Investment Advisers Act of 1940, as amended ( the "Investment Advisers Act")), registered under the Investment Advisers Act, shall not, solely by virtue of ownership of such voting securities, cause such person to be deemed to be an "Affiliate" or "Associate" of such Investment Adviser nor shall such Investment Adviser be deemed to be an "Affiliate" or "Associate" of such person.

     The second change to the Rights Agreement in certain circumstances excepts from the definition of "Beneficial Owner" common stock acquirable under convertible securities of the Company. Presently this definition includes, for purposes of determining whether a person owns 15% of the Company's common stock then outstanding, any securities acquirable upon exercising conversion rights. The modification excludes from the definition of securities which are beneficially owned those acquirable under conversion rights if the market price for the Company's common stock is not more than 50% of the conversion price of such convertible securities. Section (c)(ii) as modified is as follows:

                  (c)(ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be




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          deemed the Beneficial Owner of, or to beneficially  own, (w) Shares of
          Common Stock deemed to be Beneficially Owned by virtue of Beneficial Ownership of securities convertible into shares of Common Stock, if at any given time the current per share market price of the shares of Common Stock (determined pursuant to Section 11(d) hereof) is not more than 50% of the conversion price of such convertible securities, (x) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase,
          (y) securities which such Person has a right to acquire upon the exercise of Rights at any time prior to the time that any Person becomes an Acquiring Person or (z) securities issuable upon the exercise of Rights from and after the time that any Person becomes an Acquiring Person if such Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(a) or Section 22 hereof ("Original Rights") or pursuant to Section 11(i) or Section 11(n) with respect to an adjustment to Original Rights; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made, pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

     A copy of the Rights  Agreement  (as Amended  and  Restated as of March 31,
1999) is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (as Amended and Restated as of March 31, 1999).

Item 2.           Exhibits

          The following documents are filed as exhibits to this registration statement:

          1.      Rights  Agreement  (as  Amended  and  Restated as of March 31,
                  1999) between Swift Energy Company and American Stock Transfer & Trust Company, as Rights Agent, filed herewith.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


April 6, 1999                                SWIFT ENERGY COMPANY


                                             /s/ John R. Alden
                                             ----------------------------------
                                             Name:      John R. Alden
                                             Title:     Senior Vice-President




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                                  EXHIBIT INDEX


Exhibit No.                       Exhibit Description

    4              Rights  Agreement  (as Amended and  Restated as of March 31,
                    1999) between Swift Energy Company and American Stock Transfer & Trust Company, as Rights Agent.